Form 45-102F2 – Certificate under Subsection 2.7(2) or (3) of
Multilateral Instrument 45-102 Resale of Securities

Complete 1. or 2.

1.          Paramount Energy Trust has distributed securities under a provision listed in Appendix D or E to Multilateral Instrument 45-102 or a provision of securities legislation that specifies that the first trade of the securities is subject to section 2.5 or 2.6 of Multilateral Instrument 45-102 and hereby certifies that in respect of a distribution made on February 3, 2003 of 9,909,766 Trust Units of Paramount Energy Trust, Paramount Energy Trust was not a qualifying issuer within the meaning of Multilateral Instrument 45-102 Resale of Securities at the distribution date.

2.          [Name of Issuer] has distributed securities under a provision listed in Appendix F to Multilateral Instrument 45-102 or a provision of securities legislation that specifies that the first trade of securities distributed to an employee, executive, consultant or administrator is subject to section 2.6 of Multilateral Instrument 45-102 and hereby certifies that in respect of a distribution on [date] of [amount or number and type of securities] of [Name of Issuer], [Name of Issuer] became after the distribution date by filing a prospectus in a jurisdiction listed in Appendix B to Multilateral Instrument 45-102 and listing or quoting a class of its equity securities on a qualified market, and now is, a qualifying issuer within the meaning of Multilateral Instrument 45-102.

DATED at Calgary, Alberta this 7th day of February, 2003.

PARAMOUNT ENERGY TRUST by its administrator,
Paramount Energy Operating Corp.

By:	(signed) “Susan L. Riddell Rose”

Susan L. Riddell Rose – President